For further information contact:
Dennis Klaeser, CFO
PrivateBancorp, Inc.
312-683-7100

FOR IMMEDIATE RELEASE

PrivateBancorp, Inc. (Nasdaq:PVTB)
Declares Quarterly Cash Dividend

Chicago, November 19, 2004 … PrivateBancorp, Inc. announced that its board of directors declared a quarterly cash dividend of $0.03 per share payable on December 31, 2004 to stockholders of record on December 17, 2004.

This dividend represents no change from the prior quarterly dividend rate.

#